                                  EXHIBIT 3.5
                                  -----------


                           ARTICLES OF INCORPORATION

                                      OF

                     CONFERENCE SOURCE INTERNATIONAL, INC.


                                      I.

              The name of the Corporation is:

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                                      II.

              The Corporation shall have authority to issue not more that 100,000 shares of $1.00 par value common stock, all of which shall be of the same class and designated "Common Stock." The Common Stock shall together have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

                                      III.

              The street address and county of the Corporation's initial registered office shall be 3100 Equitable Building, 100 Peachtree Street, N.W., Atlanta, Fulton County, Georgia 30303. The initial registered agent shall be Harold E. Abrams.

                                      IV.

              The name and address of the sole incorporator are:

                                   Harold E. Abrams
                                   3100 Equitable Building
                                   100 Peachtree Street, N.W.
                                   Atlanta, Georgia  30303

                                      V.

              The mailing address of the initial principal office of the Corporation shall be:

                                   100 Hartsfield Centre Parkway
                                   Suite 300
                                   Atlanta, Georgia  30354


                                      VI.

              No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages or breach of his duty of care or other duty as a director, provided that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.

                                      VII.

              Any action or actions required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting by those persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote are present and voting, provided that such action is evidenced by one or more written consents describing the action taken which are signed by the shareholders entitled to take such action and delivered to the Corporation for filing with the corporate records.

                                      VII.

              The Corporation shall have perpetual duration.

              IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

                                            /s/ Harold E. Abrams
                                            ------------------------------------
                                            Harold E. Abrams
                                            Incorporator